Exhibit 99.1

MURPHY OIL PROVIDES UPDATED FIRST QUARTER EARNINGS GUIDANCE

EL DORADO, Arkansas, April 11, 2007 — Murphy Oil Corporation (NYSE:MUR) expects income for the first quarter of 2007 to be between $.60 and $.65 per diluted share.

Production and sales volumes during the quarter are now estimated to average 94,000 barrels of oil equivalent per day. Dry hole charges for the quarter are estimated to be between $5 million and $19 million. Total worldwide exploration expense, including dry hole charges, should be between $41 million and $55 million during the quarter.

In the worldwide downstream business, the Company’s retail margins were robust early in the quarter before declining while refining margins finished the quarter strongly. Income from downstream operations is expected to be between $40 million and $45 million for the quarter.

Corporate charges for the first quarter are expected to be approximately $13 million.

Earnings may vary based on prices and volumes from the sale of the Company’s crude oil production, and due to variances in projected and actual downstream operating margins.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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